                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                              M & F WORLDWIDE CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
   (1)  Title of each class of securities to which transaction applies:

   -----------------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

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   (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   -----------------------------------------------------------------------------
   (4)  Proposed maximum aggregate value of transaction:

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   (5)  Total fee paid:

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   [ ]  Fee paid previously with preliminary materials.

   -----------------------------------------------------------------------------
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

   -----------------------------------------------------------------------------
   (1)  Amount Previously Paid:

   -----------------------------------------------------------------------------
   (2)  Form, Schedule or Registration Statement No.:

   -----------------------------------------------------------------------------
   (3)  Filing Party:

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   (4)  Date Filed:

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

                              M & F WORLDWIDE CORP.
                               35 EAST 62ND STREET
                            NEW YORK, NEW YORK 10021
                                TEL: 212-572-8600



                                                     April 20, 2001

To Our Stockholders:

     You are cordially invited to attend the 2001 Annual Meeting of Stockholders of M & F Worldwide Corp. to be held at the offices of the Company's wholly owned subsidiary, Mafco Worldwide Corporation, Third Street & Jefferson Avenue, Camden, New Jersey on Thursday, May 17, 2001, at 10:00 a.m. local time.

     The business of the meeting will be to elect directors, ratify the selection of independent auditors for 2001 and consider a proposal submitted by a stockholder of the Company. Information on each of these matters can be found in the accompanying Proxy Statement.

     While stockholders may exercise their right to vote their shares in person, we recognize that many stockholders may not be able to attend the Annual Meeting. Accordingly, we have enclosed a proxy which will enable you to vote your shares on the issues to be considered at the Annual Meeting even if you are unable to attend. If you desire to vote in accordance with management's recommendations, you need only sign, date and return the proxy in the enclosed postage-paid envelope to record your vote. Otherwise, please mark the proxy to indicate your vote; date and sign the proxy; and return it in the enclosed postage-paid envelope as soon as conveniently possible.


                                                Sincerely,

                                                Howard Gittis
                                                Chairman of the Board, President
                                                and Chief Executive Officer

                              M & F WORLDWIDE CORP.
                               35 EAST 62ND STREET
                            NEW YORK, NEW YORK 10021
                                TEL: 212-572-8600

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


To the Stockholders of M & F Worldwide Corp.:

     Notice is hereby given that the 2001 Annual Meeting of Stockholders of M & F Worldwide Corp., a Delaware corporation (the "Company"), will be held on the 17th day of May 2001 at 10:00 a.m., local time, at the offices of the Company's wholly owned subsidiary, Mafco Worldwide Corporation, Third Street and Jefferson Avenue, Camden, New Jersey for the following purposes:

     1. To elect the nominees for the Board of Directors of the Company to serve until the annual meeting in 2004 and until such directors' successors are duly elected and shall have qualified.

     2. To ratify the selection of Ernst & Young LLP as the Company's independent auditors for 2001.

     3.  To consider a proposal submitted by a stockholder of the Company.

     4 To transact such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof.

     A Proxy Statement describing the matters to be considered at the Annual Meeting is attached to this notice. Only stockholders of record at the close of business on March 26, 2001 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be located at the offices of the Company at 38 East 63rd Street, New York, New York 10021, at least ten days prior to the Annual Meeting and will also be available for inspection at the Annual Meeting.

     To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed prepaid envelope, whether or not you plan to attend the Annual Meeting. Since proxies may be revoked at any time, any stockholder attending the Annual Meeting may vote in person even if that stockholder has returned a proxy.



                                  By Order of the Board of Directors


                                  M & F WORLDWIDE CORP.

April 20, 2001

                 PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING
                  PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.
                   THIS WILL ENSURE THAT YOUR SHARES ARE VOTED
                         IN ACCORDANCE WITH YOUR WISHES.

                              M & F WORLDWIDE CORP.

                              ---------------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 17, 2001

                              ---------------------


     This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors (the "Board of Directors") of M & F Worldwide Corp., a Delaware corporation (the "Company"), of proxies to be voted at the 2001 Annual Meeting of Stockholders to be held on the 17th day of May 2001 at 10:00 a.m., local time, at the offices of the Company's wholly owned subsidiary, Mafco Worldwide Corporation, Third Street and Jefferson Avenue, Camden, New Jersey and at any adjournments or postponements thereof (the "Annual Meeting"). This Proxy Statement and the enclosed proxy are first being sent to stockholders on or about April 20, 2001.

     At the Annual Meeting, the Company's stockholders will be asked (1) to elect the following persons as directors of the Company until the Company's annual meeting in 2004 and until such directors' successors are duly elected and shall have qualified: Ronald O. Perelman, Theo W. Folz, Ed Gregory Hookstratten and Bruce Slovin; (2) to ratify the selection of Ernst & Young LLP as the Company's independent auditors for 2001; (3) to consider a proposal submitted by a stockholder of the Company; and (4) to transact such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof.

     The principal executive offices of the Company are located at 35 East 62nd Street, New York, New York 10021 and the telephone number is 212-572-8600.

SOLICITATION AND VOTING OF PROXIES; REVOCATION

     All proxies duly executed and received by the Company will be voted on all matters presented at the Annual Meeting in accordance with the instructions given therein by the person executing such proxy or, in the absence of such instructions, will be voted FOR the election to the Board of Directors of the nominees for director identified in this Proxy Statement, FOR ratification of the selection of Ernst & Young LLP as the Company's auditors and AGAINST the stockholder proposal. The submission of a signed proxy will not affect a stockholder's right to attend, or vote in person at, the Annual Meeting. Any stockholder may revoke his or her proxy at any time before it is voted by written notice to such effect received by the Company at 35 East 62nd Street, New York, New York 10021, Attention: Secretary, by delivery of a subsequently dated proxy or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

     The accompanying form of proxy is being solicited on behalf of the Board of Directors. The solicitation of proxies may be made by mail and may also be made by personal interview, telephone and facsimile transmission, and by directors, officers and regular employees of the

Company without special compensation therefor. The Company will bear the costs incurred in connection with the solicitation of proxies and expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners.

RECORD DATE; OUTSTANDING SHARES; VOTING AT THE ANNUAL MEETING

     Only holders of record of the Company's common stock, par value $0.01 (the "Common Stock"), at the close of business on March 26, 2001 (the "Record Date") were entitled to notice of and to vote at the Annual Meeting. On that date, there were issued and outstanding 19,121,271 shares of Common Stock, each of which is entitled to one vote. The presence, in person or by properly executed proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Any stockholder present (including broker non-votes) at the Annual Meeting but who abstains from voting shall be counted for purposes of determining whether a quorum exists.

     The affirmative vote of a plurality of the votes cast is required to elect the nominees for the Board of Directors of the Company. The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy is required to ratify the selection of Ernst & Young LLP and approve the stockholder proposal.

     Mafco Consolidated Group Inc. ("Mafco Consolidated"), which beneficially owns 6,648,800 shares or approximately 34.77% of the outstanding Common Stock as of the Record Date, has informed the Company of its intention to vote its shares of Common Stock FOR the election to the Board of Directors of the nominees for director identified in this Proxy Statement, FOR ratification of the selection of Ernst & Young LLP as the Company's auditors and AGAINST the stockholder proposal. Mafco Consolidated is wholly owned by Mafco Holdings Inc. ("Mafco Holdings"), the sole stockholder of which is Ronald O. Perelman, Chairman of the Executive Committee of the Board of Directors of the Company. Based on the foregoing, the affirmative vote of the holders of 2,911,836 additional shares of Common Stock (representing approximately 15.2% of the shares of Common Stock currently outstanding) would be required (assuming all shares of Common Stock are voting at the meeting) to constitute a quorum, elect the director nominees and approve the other proposals being voted upon.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

     The Board of Directors consists of Ronald O. Perelman, Jaymie A. Durnan, Theo W. Folz, Howard Gittis, J. Eric Hanson, Ed Gregory Hookstratten, Lance Liebman, Paul M. Meister, Bruce Slovin and Stephen G. Taub. The Company's Restated Certificate of Incorporation and By-Laws provide that the Board of Directors shall be divided as evenly as possible into three classes.

     The Board of Directors has nominated Messrs. Perelman, Folz, Hookstratten and Slovin for election as directors at the Annual Meeting to serve until the annual meeting in 2004. Messrs. Perelman, Folz, Hookstratten and Slovin are currently members of the Board of Directors whose terms expire at the Annual Meeting and, except as herein stated, the proxies solicited hereby will be voted FOR their election. The Board of Directors has been informed that Messrs. Perelman, Folz, Hookstratten and Slovin are willing to serve as directors, but if any of them should decline or be unable to act as a director, the individuals named in the proxies will vote for the election of such other person or persons as they, in their discretion, may choose. The Board of Directors has no reason to believe that any such nominees will be unable or unwilling to serve.

     Directors of the Company will be elected by a plurality vote of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting. Under applicable Delaware law, in tabulating the votes, abstentions from voting on the election of directors (including broker non-votes) will be disregarded and have no effect on the outcome of the vote.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED HEREIN FOR DIRECTOR.

DIRECTORS AND DIRECTOR NOMINEES

     The name, age (as of March 31, 2001), principal occupation, selected biographical information and period of service as a director of the Company of each director and director nominee are set forth hereafter.

     RONALD O. PERELMAN (58) has been a director and Chairman of the Executive Committee of the Board of Directors since 1995 and was Chairman of the Board of the Company from 1995 to 1997. Mr. Perelman has been Chairman of the Board and Chief Executive Officer of Mafco Holdings and MacAndrews & Forbes Holdings Inc. (together with Mafco Holdings, "MacAndrews & Forbes"), diversified holding companies, and various affiliates since 1980. Mr. Perelman also is Chairman of the Board of Panavision Inc. ("Panavision"), Revlon Consumer Products Corporation ("Revlon Products") and Revlon, Inc. ("Revlon"). Mr. Perelman also is a director of the following corporations which file reports pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"): Golden State Bancorp Inc., Golden State Holdings Inc., Panavision, Revlon Products, Revlon, and REV Holdings Inc. Mr. Perelman's term as a director of the Company expires in 2001.

     JAYMIE A. DURNAN (47) has been a director of the Company since 1995. Mr. Durnan has been a private equity investor with Radius Capital Partners, LLC since 2000. He was Senior Vice President of MacAndrews & Forbes and various affiliates from 1996 to 1999, Vice President of MacAndrews & Forbes and various affiliates from 1992 to 1996 and Special

Counsel to the Chairman of MacAndrews & Forbes from 1992 to 1999. Mr. Durnan was an attorney with the law firm of Marks & Murase from 1990 to 1992 and a United States Navy officer from 1975 to 1990. Mr. Durnan's term as a director of the Company expires in 2002.

     THEO W. FOLZ (57) has been a director of the Company since 1996. He served as President and Chief Executive Officer from 1996 to 1999 and as Chairman of the Board from 1997 to 1999. Mr. Folz has been President and Chief Executive Officer of Consolidated Cigar Corporation and its successor company Altadis U.S.A., a leading manufacturer of cigars, pipe tobacco and smokers' accessories, since 1984. Mr. Folz's term as a director of the Company expires in 2001.

     HOWARD GITTIS (67) has been a director of the Company since 1995. He has served as Chairman of the Board, President and Chief Executive Officer since 2000. Mr. Gittis has been Vice Chairman of MacAndrews & Forbes and various affiliates since 1985. Mr. Gittis also is a director of the following corporations which file reports pursuant to the Exchange Act: Golden State Bancorp Inc., Golden State Holdings Inc., Jones Apparel Group, Inc., Loral Space & Communications Ltd., Revlon Products, Revlon, REV Holdings Inc. and Sunbeam Corporation. Mr. Gittis' term as a director of the Company expires in 2003.

     J. ERIC HANSON (54) has been a director of the Company since 1995. Mr. Hanson has been a Managing Director at Alpha Private Equity Group since 2000. He was Executive Vice President-Finance and Administration of the Company from 1997 to 2000. Mr. Hanson was Senior Vice President of MacAndrews & Forbes and various affiliates from 1994 to 1999 and was Vice President of MacAndrews & Forbes and various affiliates from 1993 to 1994. Mr. Hanson's term as a director of the Company expires in 2003.

     ED GREGORY HOOKSTRATTEN (68) has been a director of the Company since 1997. He has been engaged in private law practice, specializing in entertainment law as a partner in Hookstratten & Hookstratten for more than the past five years. Mr. Hookstratten's term as a director expires in 2001.

     LANCE LIEBMAN (59) has been a director of the Company since 1995. Professor Liebman is William S. Beinecke Professor of Law at Columbia Law School and Director of the American Law Institute. He was Dean of Columbia Law School from 1991 to 1996. From 1976 to 1991, Professor Liebman was Professor of Law at Harvard Law School and from 1981 to 1984 also held the position of Associate Dean. Professor Liebman is a director of Greater New York Insurance Co., Brookfield Financial Properties, Inc. and Tarragon Realty Investors, Inc. Professor Liebman's term as a director of the Company expires in 2002.

     PAUL M. MEISTER (48) has been a director of the Company since 1995. Mr. Meister has been Executive Vice President and Vice Chairman of the Board of Fisher Scientific International, Inc. (scientific instruments, equipment and supplies) ("Fisher") since March 2001 and was Executive Vice President, Vice Chairman and Chief Financial Officer from March 1998 to

March 2001. Mr. Meister was Senior Vice President-Chief Financial Officer of Fisher from 1991 to 1998, was Senior Vice President of Abex, Inc. from 1992 to 1995 and Managing Director-Chief Financial Officer of The Henley Group Inc. from 1990 to 1992. Mr. Meister is a director of the following corporations which file reports pursuant to the Exchange Act: Fisher, The General Chemical Group, Inc., GenTek Inc. and Minerals Technologies, Inc. Mr. Meister's term as a director of the Company expires in 2003.

     BRUCE SLOVIN (65) has been a director of the Company since 1995 and an executive officer of MacAndrews & Forbes and various affiliates since 1980. Mr. Slovin is a director of the following corporations which file reports pursuant to the Exchange Act: Cantel Industries, Inc., Continental Health Affiliates, Inc. and Infu-Tech, Inc. Mr. Slovin's term as a director of the Company expires in 2001.

     STEPHEN G. TAUB (49) has been a director of the Company since 1998. Mr. Taub was elected President and Chief Executive Officer of Mafco Worldwide Corporation ("Mafco Worldwide") in 1999 and served as President and Chief Operating Officer of Mafco Worldwide from 1993 to 1999. Mr. Taub was elected Senior Vice President in 1987 and his responsibilities included the manufacturing, botanical and spice operations of Mafco Worldwide, as well as product marketing to the confectionery and pharmaceutical industries in Western Europe. Mr. Taub joined Mafco Worldwide in 1975 as an Industrial Engineer and in 1982 became Vice President of Manufacturing. Mr. Taub's term as a director of the Company expires in 2002.

BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee; it does not have a Nominating Committee.

     The Executive Committee consists of Messrs. Perelman, Folz and Gittis. The Executive Committee may exercise all of the powers and authority of the Board of Directors, except as otherwise provided under the Delaware General Corporation Law. The Audit Committee, consisting of Messrs. Hookstratten, Liebman and Meister, makes recommendations to the Board of Directors regarding the engagement of the Company's independent auditors, reviews the plan, scope and results of the audit, reviews with the auditors and management the Company's policies and procedures with respect to internal accounting and financial controls and reviews changes in accounting policy and the scope of the non-audit services which may be performed by the Company's independent auditors. The Compensation Committee, consisting of Messrs. Gittis, Hookstratten and Liebman, makes recommendations to the Board of Directors regarding compensation, benefits and incentive arrangements for officers and other key managerial employees of the Company. The Compensation Committee considers and awards options to purchase shares of Common Stock pursuant to the Company's stock option plans.

     During 2000, the Board of Directors held four meetings, the Audit Committee held six meetings and the Compensation Committee acted three times by unanimous written consent.

COMPENSATION OF DIRECTORS

     Directors who are not currently receiving compensation as officers or employees of the Company or any of its affiliates are paid an annual $25,000 retainer fee, payable in monthly installments, plus reasonable out-of-pocket expenses and a fee of $1,000 for each meeting of the Board of Directors or any committee thereof they attend.

EXECUTIVE OFFICERS

     The following table sets forth as of the date hereof the executive officers of the Company and its operating subsidiary, Pneumo Abex Corporation, which operates its licorice and flavors business under the name Mafco Worldwide Corporation.


NAME                                      POSITION
----                                      --------
Howard Gittis           Chairman, President and Chief Executive Officer
Barry F. Schwartz       Executive Vice President and General Counsel
Todd J. Slotkin         Executive Vice President and Chief Financial Officer
Stephen G. Taub         President and Chief Executive Officer of Mafco Worldwide
Peter W. Grace          Senior Vice President-Finance of Mafco Worldwide
Pramathesh S. Vora      Senior Vice President of Mafco Worldwide

     For biographical information about Messrs. Gittis and Taub, see "Directors and Director Nominees."

     BARRY F. SCHWARTZ (51) has been Executive Vice President and General Counsel of the Company since 1996. He has been Executive Vice President and General Counsel of MacAndrews & Forbes and various affiliates since 1993 and was Senior Vice President of MacAndrews & Forbes and various affiliates from 1989 to 1993.

     TODD J. SLOTKIN (48) has been Executive Vice President and Chief Financial Officer of the Company since 1999. He has been Executive Vice President and Chief Financial Officer of MacAndrews & Forbes and various affiliates since 1999 and was Senior Vice President of MacAndrews & Forbes and various affiliates from 1992 to 1999. Prior to 1992, Mr. Slotkin was Senior Managing Director and Senior Credit Officer of Citicorp.

     PETER W. GRACE (56) has been Senior Vice President-Finance of Mafco Worldwide since 1993. Mr. Grace joined Mafco Worldwide in 1978 as Controller and was elected Vice President in 1982, responsible for all domestic and international accounting, treasury and MIS functions.

     PRAMATHESH S. VORA (54) has been Senior Vice President of Mafco Worldwide since 1993. Mr. Vora was elected Vice President of Research and Development, including areas of quality control and technical marketing, in 1984 and in 1986, was also given responsibility for international tobacco sales and marketing for Europe, Asia and South America. Mr. Vora joined Mafco Worldwide in 1977 as a chemical engineer, became the Research and Development Manager in 1978 and was given responsibility for Quality Control in 1982.

EXECUTIVE COMPENSATION

     The compensation paid to the Company's Chief Executive Officer and each of the four most highly compensated executive officers of the Company and the Company's principal operating business, for all services rendered during each of the three years ended December 31, 1998, 1999 and 2000 is set forth in the following Summary Compensation Table.

                           SUMMARY COMPENSATION TABLE


                                                                                    LONG-
                                                                                    TERM
                                                                                COMPENSATION
                                                ANNUAL COMPENSATION                AWARDS
                              --------------------------------------------------------------------------------
                                                                                  Number of
                                                                      Other      Securities         All
                                                                      Annual     Underlying        Other
  Name and                                                         Compensation  Options/         Compen-
  Principal Position           Year     Salary ($)     Bonus ($)      ($)(a)       SARs(#)     sation ($)(b)
  ------------------           ----     ----------     ---------      ------       -------     -------------
  James R. Maher (c)           2000       400,000        420,000        0             0              0
  President and Chief          1999       250,000           0           0          550,000           0
  Executive Officer

  Howard Gittis                2000          0              0           0             0              0
  President and Chief
  Executive Officer

  J. Eric Hanson (d)           2000       365,600           0         29,303          0            6,232
  Executive Vice               1999       437,500           0         24,014          0            4,111
  President-Finance and        1998       437,500        100,000      34,153       250,000         3,610
  Administration

  Stephen G. Taub              2000       640,000        672,000      7,846           0            4,211
  President and Chief          1999       600,000        660,000      10,622       200,000         4,378
  Executive Officer of         1998       550,000        605,000        0          150,000         3,665
  Mafco Worldwide

  Pramathesh S. Vora           2000       233,000        244,650      3,164           0            4,541
  Senior Vice President of     1999       222,000        244,200      5,171        50,000          3,838
  Mafco Worldwide              1998       206,000        226,600        0          50,000          4,098

  Peter W. Grace               2000       192,000        201,600      3,028           0            3,400
  Senior Vice President-       1999       186,500        205,150      4,070        35,000          3,873
  Finance of Mafco Worldwide   1998       181,000        199,100        0          35,000          3,290

----------------

(a) Amounts in Other Annual Compensation represent the costs associated with an automobile furnished to Mr. Hanson and life and disability insurance reimbursements by the Company for Mr. Hanson, Mr. Taub, Mr. Vora and Mr. Grace.

(b) Represents, in each case, 401(k) contributions of $3,200 in 1998, $3,200 in 1999 and $3,400 in 2000; the remainder represents the Supplemental Medical and Dental Expense Plan benefits paid by Mafco Worldwide.

(c) Mr. Maher served as President and Chief Executive Officer from March 1999 to December 2000. Salary and bonus represents the amount paid to a subsidiary of Mafco Holdings as reimbursement for Mr. Maher's services to the Company.

(d) Mr. Hanson served as Executive Vice President-Finance and Administration from November 1996 to January 2000. Annual salary shown is net of $100,000 reimbursed to the Company by a subsidiary of Mafco Holdings for a portion of Mr. Hanson's time allocated to that subsidiary.

STOCK OPTION TRANSACTIONS IN 2000

     There were no stock options granted in 2000 to executive officers named in the Summary Compensation Table.

AGGREGATED OPTION/SAR EXERCISES IN 2000 AND YEAR END 2000 OPTION/SAR VALUES

     The following table shows, for 2000, the number of stock options exercised and the 2000 year-end value of the options held by the executive officers named in the Summary Compensation Table:

                                                                      Number of Shares
                                                                         Underlying
                                                                        Unexercised           Value of Unexercised
                                                                      Options/SARs at             In-the-Money
                                                                          Year End            Options/SARs at Year
                             Shares Acquired           Value            Exercisable/            End Exercisable/
               Name          on Exercise (#)        Realized ($)        Unexercisable              Unexercisable
               ----          ---------------        ------------        -------------              -------------
        Howard Gittis                    0               0                  0/0                      0/0
        Peter W. Grace                   0               0             58,333/11,667                 0/0
        J. Eric Hanson                   0               0               250,000/0                   0/0
        James R.Maher                    0               0               550,000/0                   0/0
        Stephen G. Taub                  0               0            283,333/66,667                 0/0
        Pramathesh Vora                  0               0             83,333/16,667                 0/0


                          REPORT OF THE AUDIT COMMITTEE

     The Audit Committee is comprised of Messrs. Hookstratten, Liebman and Meister, who are "independent" as such term is defined in the relevant portion of the listing standards of the New York Stock Exchange ("NYSE"). The overall responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board of Directors and report the results of its activities to the Board. The Committee has the responsibility to evaluate the independent auditors and, if appropriate, recommend to the Board their replacement. The Committee must discuss with the auditors the scope and plan for the audit, and with both the auditors and management the adequacy and effectiveness of the Company's financial and accounting controls. The Committee also reviews with both management and the auditors the Company's quarterly and annual financial statements; it passes upon the quality of accounting principles, reasonableness of significant judgments and clarity of disclosures in the financial statements. These responsibilities are more fully described in the Charter of the Audit Committee approved by the Board of Directors, reproduced as Annex A to this Proxy Statement.

     The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgements as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board (the "ISB"). The ISB was created jointly by the Securities and Exchange Commission (the "SEC") and the American Institute of Certified Public Accountants as the standards-setting body to provide leadership in improving independence requirements for auditors from their audit clients.

     The Committee discussed with the Company's independent auditors the overall scope and plans for their audit of the Company's financial statements. It met with the independent auditors to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. The Committee also considered whether any non-audit services provided to the Company by Ernst & Young LLP were compatible with maintaining the auditors' independence from management and the Company.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended 2000 for filing with the SEC.



                                                 THE AUDIT COMMITTEE
                                                 Paul M. Meister, Chairman
                                                 Ed Gregory Hookstratten
                                                 Lance Liebman

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is comprised of Messrs. Gittis, Hookstratten and Liebman. The Compensation Committee's duties include determination of the Company's compensation and benefit policies and practices for executive officers and key managerial employees. In accordance with rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation provided to the Company's Chief Executive Officer and the four other most highly compensated executive officers.

     COMPENSATION POLICIES. The overall objectives of the Company's compensation program are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy, to maximize the link between executive and stockholder interests through a stock option plan and to recognize individual contributions as well as overall business results. To achieve these objectives, the Company has developed an overall compensation strategy and specific compensation plans that tie a substantial portion of an executive's compensation to performance.

     The key elements of the Company's compensation program consist of fixed compensation in the form of base salary, and variable compensation in the forms of annual incentive compensation and stock option awards. An executive officer's annual base salary represents the fixed component of such executive officer's total compensation, and variable compensation is intended to comprise a substantial portion of an executive's total annual compensation. The Compensation Committee's policies with respect to each of these elements are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the individual, including pension benefits, insurance and other benefits, as well as the programs described below.

     BASE SALARIES. Base salaries for executive officers are determined based upon the Compensation Committee's evaluation of the responsibilities of the position held and the experience of the individual, and by reference to historical levels of salary paid by the Company and its predecessors.

     Salary adjustments are based on a periodic evaluation of the performance of the Company and each executive officer, as well as financial results of the business. The Compensation Committee takes into account the effect any corporate transactions that have been consummated during the relevant year and, where appropriate, also considers non-financial performance measures. These include increases in market share, manufacturing efficiency gains, improvements in product quality and improvements in relations with customers, suppliers and employees.

     ANNUAL INCENTIVE COMPENSATION AWARDS. The variable compensation payable annually to executive officers (including the Chief Executive Officer) generally consists principally of annual incentive compensation awards. Annual incentive compensation is payable pursuant to contractual provisions with certain executives which provide eligibility to receive bonuses under the Company's Performance Bonus Plan. Under the Performance Bonus Plan, the participants are eligible to receive annual performance bonus awards based upon achievement of performance goals established by the Compensation Committee and set forth in their respective employment agreements. Performance goals under the Performance Bonus Plan are based upon the achievement of EBITDA goals set forth in the Company business plan during each calendar year. The payments under the Performance Bonus Plan may not exceed $1,000,000 with respect to any participant in any calendar year and shall not be made unless the Compensation Committee certifies that the performance goals with respect to the applicable year have been met. The annual incentive compensation earned by the executives with respect to 2000 was determined in accordance with such provisions. In addition, executive officers of the Company may be awarded discretionary bonuses by the Compensation Committee.

     OTHER INCENTIVE COMPENSATION AWARDS. The other principal component of executives' compensation is stock options, which are intended as a tool to attract, provide incentive to and retain those executives who make the greatest contribution to the business, and who can have the greatest effect on the long-term profitability of the Company. The exercise price of stock options is set at a price equal to the market price of the Common Stock at the time of the grant. The options therefore do not have any value to the executive unless the market price of the Common Stock rises. The Compensation Committee believes that these stock options more closely align the executives' interests with those of its stockholders, and focus management on building profitability and long-term stockholder value.

     CHIEF EXECUTIVE OFFICER COMPENSATION. Mr. Gittis has served as Chief Executive Officer of the Company since December 7, 2000. During the last fiscal year, he received no compensation from the Company.

     Mr. Maher served as Chief Executive Officer of the Company from March 4, 1999 to December 7, 2000. During the last fiscal year, he received no compensation directly from the Company.

     TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION. The Compensation Committee attempts to ensure full deductibility of compensation in light of the limitation on the deductibility of certain compensation in excess of one million dollars under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Performance Bonus Plan and the Company's stock option plans, described elsewhere in this Proxy Statement, are designed so as to cause stock options and bonuses granted thereunder to be exempt from the limitations contained in such Section 162(m).

                                                  THE COMPENSATION COMMITTEE
                                                  Howard Gittis, Chairman
                                                  Ed Gregory Hookstratten
                                                  Lance Liebman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of Howard Gittis who is a non-employee officer of the Company, and Ed Gregory Hookstratten and Lance Liebman, neither of whom is an officer or employee of the Company or its subsidiaries.

EMPLOYMENT ARRANGEMENTS

     Certain of the executive officers are parties to employment agreements with the Company or the Company's principal operating subsidiary. The following is a description of certain terms of such agreements.

     Mr. Gittis has no employment agreement with the Company and serves at the pleasure of the Board of Directors. He receives no compensation from the Company.

     Mr. Hanson had an employment agreement with the Company which provided for him to be employed through January 31, 2001, although he did not provide any services to the Company pursuant to the Agreement after January 31, 2000. The agreement provided that Mr. Hanson was paid an annual base salary of not less than $500,000. Because Mr. Hanson allocated a certain portion of his time to the business of an affiliate of the Company, the Company has been reimbursed $100,000 per year by such affiliate.

     Mafco Worldwide entered into an employment agreement with Mr. Taub which provides for him to be employed commencing on August 1, 2000 through December 31, 2003. At any time on or after December 31, 2002, Mafco Worldwide will have the right to give written notice of the non-renewal of the employment term. Upon the giving of such notice, the employment term is automatically extended so that it ends twelve months after the last day of the month in which the notice was given. From and after December 31, 2003, the employment term is extended on a day-to-day basis until Mafco Worldwide gives notice of non-renewal, as described above. Mr. Taub will be paid an annual base salary of not less than $640,000, subject to increase at the discretion of Mafco Worldwide. In addition, Mr. Taub may earn a performance bonus of up to 150% of base salary, subject to an annual maximum of $1 million, pursuant to his participation in the Performance Bonus Plan as set forth in his employment agreement. In the event of a breach of the agreement by Mafco Worldwide, Mr. Taub is entitled to terminate the employment agreement; in that event or in the event that Mafco Worldwide terminates the agreement other than for cause or Mr. Taub's disability, Mr. Taub is generally entitled to receive payment of base salary and bonus and the continuation of benefits for the longer of the remaining term of the agreement or twelve months, offset by any other compensation Mr. Taub earns during this period.

     Mafco Worldwide also entered into employment agreements with Messrs. Grace and Vora which provide for each to be employed commencing on August 1, 2000, through December 31, 2003. At any time on or after December 31, 2002, Mafco Worldwide has the right to give notice of the non-renewal of the employment term. Upon the giving of such notice the employ-ment term is automatically extended so that it ends twelve months after the last day of the month in which the notice was given. From and after December 31, 2003 the employment term is extended on a day-to-day basis until Mafco Worldwide gives notice of non-renewal, as described above. Mr. Grace will be paid an annual base salary of not less that $192,000, subject to increase at the discretion of Mafco Worldwide. Mr. Vora will be paid an annual base salary of not less than $233,000, also subject to increase at the discretion of Mafco Worldwide. In addition, Messrs. Grace and Vora may each earn a performance bonus of up to 150% of base salary, subject to an annual maximum of $1 million, pursuant to their participation in the Performance Bonus Plan as set forth in their respective employment agreements. In the event of a breach of an agreement by Mafco Worldwide, Messrs. Grace and Vora are entitled to terminate their respective employment agreements; in that event or in the event that Mafco Worldwide terminates an agreement other than for cause or disability, the executive is generally entitled to receive payment of base salary and bonus and the continuation of benefits for the longer of the remaining term of the agreement or twelve months, offset by any other compensation the executive earns during this period.

PENSION PLAN FOR SALARIED EMPLOYEES

     The following table sets forth information concerning the estimated annual benefits payable to Messrs. Hanson, Taub, Grace and Vora under Mafco Worldwide's Defined Benefit Pension Plan (the "Salaried Pension Plan") effective as of December 31, 1990, established in replacement of a prior plan. Participants in the Salaried Pension Plan generally include participants under the prior plan and certain salaried employees who are at least age 21 and credited with at least one thousand hours of service in any Plan Year (as defined in the Salaried Pension Plan) since the date such employee commenced employment.

     Benefits to participants vest fully after five years of service and such benefits are determined primarily by a formula taking into account an average final compensation determined by averaging the three consecutive completed calendar years of greatest compensation earned during the participant's service to Mafco Worldwide and the number of years of service attained by the individual participants. Benefits are subject to the maximum limitations imposed by federal law on pension benefits. The annual limitation in 2000 was $135,000 based on a maximum allowable compensation of $170,000. Such compensation is composed primarily of regular base salary, bonus and employers' contributions to qualified deferred compensation plans. Subject to certain restrictions, participants may make voluntary after-tax contributions of up to ten percent of their aggregate compensations. Any such voluntary contributions are fully vested and nonforfeitable at all times.

     Mafco Worldwide has established the Mafco Worldwide Corporation Benefit Restoration Plan (the "Restoration Plan"), which was designed to restore retirement benefits to those employees whose eligible pension earnings are limited to $170,000 under regulations enacted by the Internal Revenue Service. Under the Restoration Plan, maximum eligible pension earnings are limited to $500,000. The Restoration Plan is not funded; all other vesting and payment rules follow the Salaried Pension Plan.

     The following table shows estimated annual benefits payable upon retirement under the Salaried Pension Plan and the Restoration Plan:


            HIGHEST
          CONSECUTIVE                ESTIMATED ANNUAL STRAIGHT LIFE ANNUITY BENEFITS AT
          THREE YEAR                 RETIREMENT WITH INDICATED YEARS OF CREDITED SERVICE
            AVERAGE                  ---------------------------------------------------
         COMPENSATION
         ------------
                                      15              20              25              30              35
                                      --              --              --              --              --
                 $125,000        $ 31,970         $42,627        $ 53,284        $ 53,284        $ 53,284
                  150,000          39,470          52,627          65,784          65,784          65,784
                  175,000          46,970          62,627          78,284          78,284          78,284
                  200,000          54,470          72,627          90,784          90,784          90,784
                  225,000          61,970          82,627         103,284         103,284         103,284
                  250,000          69,470          92,627         115,784         115,784         115,784
                  300,000          84,470         112,627         140,784         140,784         140,784
                  400,000         114,470         152,627         190,784         190,784         190,784
                  450,000         129,470         172,627         215,784         215,784         215,784
                 500,000+         144,470         192,627         240,784         240,784         240,784

Benefits shown above reflect the straight life annuity benefit form of payment for employees, assume normal retirement at age 65 and reflects the deduction for Social Security amounts.

     As of December 31, 2000, credited years of service for each of the following individuals were as follows: Mr. Taub, 25 years; Mr. Hanson, 8 years; Mr. Grace, 23 years; and Mr. Vora, 24 years.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Officers, directors and greater than ten percent owners are required to furnish the Company with copies of all Forms 3, 4 and 5 they file.

     Based solely on the Company's review of the copies of such forms it has received and representations from certain reporting persons that they were not required to file such forms for a specified fiscal year, the Company believes that all its officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 2000.

COMMON STOCK PERFORMANCE

     The Company's Common Stock commenced trading on the NYSE on June 16, 1995. The graph and table set forth below present a comparison of cumulative stockholder return through December 31, 2000, assuming reinvestment of dividends, by an investor who invested $100 on December 31, 1995 in each of (i) the Common Stock, (ii) the S & P 500 Composite Index (the "S & P 500 Index") and
(iii) a peer group composed of the companies in the Dow Jones Food Index.

                   COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                       COMPANY COMMON STOCK, THE S & P 500
                       INDEX AND THE DOW JONES FOOD INDEX



                               [GRAPHIC OMITTED]





Value of Initial Investment     12/31/95  12/31/96   12/31/97  12/31/98   12/31/99   12/31/00
---------------------------     --------  --------   --------  --------   --------   --------
M & F Worldwide Corp.           $100.00    $93.75    $122.66    $125.78    $63.28     $48.44
S&P 500 Index                   $100.00    $122.95   $164.18    $211.09   $255.50    $232.25
Dow Jones Food Index            $100.00    $115.74   $160.20    $157.89   $128.68    $162.87

               PROPOSAL 2 - RATIFICATION OF SELECTION OF AUDITORS

     The Audit Committee has selected, subject to ratification by the stockholders, Ernst & Young LLP to audit the accounts of the Company for the fiscal year ending December 31, 2001.

     The ratification of the selection of Ernst & Young LLP will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Under applicable Delaware law, in tabulating the votes, abstentions from voting on the ratification of the auditors (including broker non-votes) will be counted and will have the same effect as a vote against the proposal.

     Ernst & Young LLP representatives will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     AUDIT FEES. The aggregate fees and expenses billed to the Company by Ernst & Young LLP for professional services rendered for the audit of the Company's 2000 financial statements and reviews of the financial statements included in the Company's Forms 10-Q for 2000 were $300,500.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. The aggregate fees and expenses billed to the Company by Ernst & Young LLP for professional services rendered in 2000 for financial information systems design and implementation were $-0-.

     ALL OTHER FEES. The aggregate fees and expenses billed to the Company by Ernst & Young LLP for all other services rendered in 2000 to the Company were $49,700, including audit related fees of $45,200 and all other services of $4,500. Audit related fees generally include employee benefit plan audits, statutory audits and reviews not required for the audit of the consolidated financial statements and other accounting consultations.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 2001.

                        PROPOSAL 3 - STOCKHOLDER PROPOSAL

     Marathon Partners L.P., 52 Vanderbilt Avenue, New York, New York 10017, claiming that it has owned 75,000 common shares of the Company for more than one year and that it will continue to hold common shares of the Company with a market value in excess of $2,000 through the date of the Annual Meeting, has submitted the following resolution and supporting statement for inclusion in this Proxy Statement and has stated its intention to present same at the Annual Meeting. THE COMPANY'S BOARD OF DIRECTORS OPPOSES THIS RESOLUTION FOR THE REASONS STATED IN ITS RESPONSE BELOW.

STOCKHOLDER PROPOSAL OF MARATHON PARTNERS L.P.

RESOLVED: That the stockholders of M & F Worldwide Corp ("M&F") hereby request that the Board of Directors immediately initiate discussions with possible purchasers relating to an acquisition of M&F by merger or tender offer.

PROPONENT'S SUPPORTING STATEMENT: The proponent, a holder of 75,000 shares of M&F, believes that in order to maximize shareholder value M&F should be sold.

M&F is the worldwide leader in the production of licorice flavors. As such, M&F has been and continues to be well positioned for increasing shareholder value. Despite its dominant position the Company has failed to increase value for shareholders.

M&F's share price performance has been very poor since acquiring the licorice business. At the time that this proposal was written the shares had fallen approximately 40% since mid 1997. This performance is inferior in absolute terms and relative to several established equity indices. Given M&F's duty to increase shareholder value the proponent believes that the sale of the Company is appropriate.

Although the proponent is not aware at this time of another company that may be interested in acquiring M&F, the proponent believes that another entity may be willing to pay a price considerably above the current market price of M&F.

While the adoption of this proposal will not legally bind the Board of Directors, the proponent trusts that given their fiduciary responsibilities, the directors will honor their stockholders' request.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST ADOPTION OF THIS STOCKHOLDER PROPOSAL FOR THE FOLLOWING REASONS:

     The subject of stockholder value is considered often by the Board of Directors and management of the Company. For several reasons, the Board strongly believes that implementation of the stockholder proposal will not be in the best interests of the stockholders of the Company and will not maximize value for the stockholders of the Company.

     The Board of Directors is cognizant of its fiduciary duties to stockholders and strives to discharge these duties in a manner that the Board of Directors believes is in the best interests of the Company and stockholders. Consistent with its fiduciary duties and responsibilities to its stockholders, the Board of Directors continually reviews and monitors the business and progress of the Company. Accordingly, the Board of Directors is in the best and most informed position to evaluate and consider all of the options that may be available to the Company from time to time, including a merger, acquisition or other sale of the Company.

     This process is ongoing. The Board of Directors has always been active in exploring alternatives to enhance stockholder value, including efforts with investment bankers, and it regularly assesses the long-term outlook for the Company, reviewing the prospects for the Company's current businesses as well as future plans, and continually evaluating the range of credible and realistic strategic opportunities.

     Indeed, on April 19, 2001, as more fully described under the caption CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS; PANAVISION ACQUISITION, the Company acquired 7,320,225 shares of common stock, representing 83.47% of the outstanding common stock, of Panavision, a New York Stock Exchange listed corporation which trades under the ticker symbol "PVI". Panavision is a leading designer and manufacturer of high-precision film camera systems, comprising cameras, lenses and accessories for the motion picture and television industries. It rents its systems through a domestic and international owned and operated facilities and agent network,

     Accordingly, as a result of the Panavision Acquisition and based on current market conditions, the Board of Directors believes that a sale of the Company at this time would not properly recognize the value inherent in the operations and future prospects of the Company, and, therefore, would not be in the best interest of the Company and its stockholders.

     The success of the Company is highly dependent on its ability to maintain strong relationships with, and the confidence of, its suppliers, customers, employees and stockholders. Although the stockholder proposal only requests and does not obligate the Board of Directors to take certain action, the Board of Directors believes that the approval of the resolution would make our suppliers, customers, employees and stockholders uncertain about the Company's future. Such uncertainty could undermine confidence in the Company, which would adversely affect the Company's relationship with suppliers, customers and employees.

     In summary, the Board of Directors remains committed to maximizing the value of the Company for all stockholders. The Board of Directors will continue to work toward enhancing stockholder value by evaluating and pursuing strategic opportunities, focusing on steps to increase the Company's results of operations, controlling expenses, and providing blue ribbon service to its customers. BECAUSE THE BOARD OF DIRECTORS DOES NOT BELIEVE THAT THE STOCKHOLDER PROPOSAL DESCRIBED ABOVE IS IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS, THE BOARD VIGOROUSLY OPPOSES THE STOCKHOLDER PROPOSAL DESCRIBED ABOVE.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

The following table sets forth as of April 19, 2001, the total number of shares of Common Stock and Preferred Stock beneficially owned, and the percent so owned, by each director of the Company, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock or Preferred Stock, by the officers named in the summary compensation table and by all directors and officers as a group. The number of shares owned are those "beneficially owned," as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares of Common Stock or Preferred Stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security, or pursuant to the automatic termination of power of attorney or revocation of trust, discretionary account or similar arrangement.

                                              Amount and Nature         Percent of
                                               of Beneficial           Common Stock
                                                Ownership(a)         (except as noted)
                                            --------------------   ----------------------
Ronald O. Perelman(b)                            8,148,800                39.52%
  35 East 62nd Street                            6,182,153(c)            100.00%(c)
  New York, NY  10021

Dimensional Fund Advisors Inc.                   1,375,250                 6.67%
  1299 Ocean Avenue
  Santa Monica, CA  90401

Jaymie A. Durnan                                       500                 *
Theo W. Folz                                       535,000                 2.59%
Howard Gittis                                        5,000                 *
J. Eric Hanson                                     262,500                 1.27%
Ed Gregory Hookstratten                                  0
Lance Liebman                                        2,000                 *
Paul M. Meister                                     72,416                 *
Bruce Slovin(d)                                     10,410                 *
Stephen G. Taub                                    283,333                 1.37%
Peter W. Grace                                      58,333                 *
Pramathesh S. Vora                                  83,333                 *
All directors and executive officers             9,461,625                45.88%
  as a group (12 persons)

*    Less than 1%.

(a) Includes Common Stock, Series B Non-Cumulative Perpetual Participating Preferred Stock (the "Series B Preferred Stock") and options on Common Stock exercisable within 60 days. Of the shares of Common Stock shown for each individual listed, the following amounts represent options exercisable within 60 days: Mr. Folz - 525,000; Mr. Hanson - 250,000; Mr. Taub - 283,333; Mr. Grace - 58,333; Mr. Vora - 83,333.

(b) All of such shares of Common Stock and Series B Preferred Stock are indirectly owned by Mr. Perelman through Mafco Holdings. The shares owned and shares of intermediate holding companies are or may from time to time be pledged to secure obligations of Mafco Holdings or its affiliates.

(c) Series B Preferred Stock; each of such shares has one vote. Mr. Perelman owns 53.47% of the Voting Stock (i.e. Common Stock and Series B Preferred Stock taken together) of the Company.

(d) Of the shares owned, 5,000 are held in trust for a minor child. Mr. Slovin disclaims beneficial ownership of such 5,000 shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PANAVISION ACQUISITION

     Pursuant to a Stock Purchase Agreement dated as of April 19, 2001 (the "Stock Purchase Agreement") between PX Holding and the Company, the Company acquired from PX Holding 7,320,225 shares of common stock (the "Acquired Shares") of Panavision. The aggregate consideration for the Acquired Shares consisted of (i) $80,000,000 in cash, (ii) 1,500,000 shares of Common Stock and
(iii) 6,182,153 shares of Series B Preferred Stock. Immediately following the Panavision Acquisition, the Company contributed the Acquired Shares to the capital of a wholly owned subsidiary, PVI Acquisition Corp. ("PVI Acquisition").

     At the closing of the Panavision Acquisition, Ronald O. Perelman delivered a letter to the Company in which Mr. Perelman agreed that, if the Company determines in its good faith reasonable judgment that Panavision is unable to make required payments of principal or interest under its bank credit facilities or senior subordinated notes, he or corporations under his control will provide such financial support as may be required by Panavision in connection with such payments of principal and interest. The financial support from Mr. Perelman will be in an amount as the Company determines. Also at the closing of the Panavision Acquisition, Mafco Holdings delivered a letter to the Company pursuant to which Mafco Holdings agreed that it or corporations under its control will disburse to the Company an aggregate amount of $10,000,000 to be invested by the Company in Panavision if Panavision is unable to make required payments of principal or interest under its bank credit facilities or senior subordinated notes, but in any event no later than December 31, 2001, pursuant to a letter to be delivered by the Company to Panavision and otherwise on terms to be agreed between the Company and Panavision. The financial support to be provided by Mr. Perelman and Mafco Holdings will be evidenced by either or both of (i) subordinated debt of the Company, maturing as the Company determines based on its cash flow projections and bearing an interest rate equal to that of the bank credit facilities outstanding at Pneumo Abex Corporation and (ii) newly issued shares of Series B Preferred Stock priced at the greater of (a) $15.00 per share and
(b) the then fair market value of the Company's Common Stock.

     PANAVISION REGISTRATION RIGHTS AGREEMENT. In connection with the Panavision Acquisition, PX Holding assigned to the Company and the Company assumed a Registration Rights Agreement dated as of June 15, 1998 pursuant to which the Company and certain transferees of Acquired Shares held by the Company (the "Holders") have the right to require Panavision to register all or part of the Acquired Shares owned by such Holders under the Securities Act of 1933 (a "Demand Registration"). Panavision may postpone giving effect to a Demand Registration for up to a period of 30 days if Panavision believes such registration might have a material adverse effect on any plan or proposal by Panavision with respect to any financing, acquisition, recapitalization, reorganization or other material transaction, or Panavision is in possession of material non-public information that, if publicly disclosed, could result in a material disruption of a major corporate development or transaction then pending or in progress or in other material adverse consequences to Panavision. In addition, the Holders will have the right to participate in registrations by Panavision of its common stock (an "Incidental Registration") subject, however, to certain rights in favor of Panavision to reduce, or eliminate entirely, the number of shares of Acquired Shares the Holders may have registered in an Incidental Registration. Panavision will pay all out-of-pocket expenses incurred in connection with a Demand Registration or an Incidental Registration, except for underwriting discounts, commissions and related expenses attributable to the Acquired Shares sold by such Holders.

     PANAVISION TAX SHARING AGREEMENT. Since the closing of the Panavision Acquisition on April 19, 2001, Panavision, for federal income tax purposes, has been included in the affiliated group of which the Company is the common parent, and Panavision's federal taxable income and loss has been included in such group's consolidated tax return filed by the Company. Panavision also may be included in certain state and local tax returns of the Company or its subsidiaries. As of April 19, 2001, Panavision and certain of its subsidiaries and the Company entered into a tax sharing agreement (the "Panavision Tax Sharing Agreement"), pursuant to which the Company has agreed to indemnify Panavision against federal, state or local income tax liabilities of the consolidated or combined group of which the Company (or a subsidiary of the Company other than Panavision or its subsidiaries) is the common parent for taxable periods beginning on or after April 19, 2001 during which Panavision or a subsidiary of Panavision is a member of such group. Pursuant to the Panavision Tax Sharing Agreement, for all taxable periods beginning on or after April 19, 2001, Panavision will pay to the Company amounts equal to the taxes that Panavision would otherwise have to pay if it were to file separate federal, state or local income tax returns (including any amounts determined to be due as a result of a redetermination arising from an audit or otherwise of the consolidated or combined tax liability relating to any such period which is attributable to Panavision), except that Panavision will not be entitled to carry back any losses to taxable periods ending prior to April 19, 2001. Since the payments to be made under the Panavision Tax Sharing Agreement will be determined by the amount of taxes that Panavision would otherwise have to pay if it were to file separate federal, state and local income tax returns, the Panavision Tax Sharing Agreement will benefit the Company to the extent the Company can offset the taxable income generated by Panavision against losses and tax credits generated by the Company and its other subsidiaries.

     For the period from February 1, 1999 through April 18, 2001, Panavision, for federal income tax purposes, had been included in the affiliated group of which Mafco Holdings was the common parent, and for such period Panavision's federal taxable income and loss had been included in such group's consolidated tax return filed by Mafco Holdings. As of February 1, 1999, Panavision and certain of its subsidiaries and Mafco Holdings entered into a tax sharing agreement (the "Mafco Tax Sharing Agreement") containing terms and conditions substantially the same as those in the Panavision Tax Sharing Agreement. The Mafco Tax Sharing Agreement governed tax matters between Panavision and Mafco Holdings for the period from February 1, 1999 through April 18, 2001 and continues in effect as to post Mafco Holdings consolidation matters such as audit adjustments and indemnities.

ABEX MERGER

     TRANSFER AGREEMENT. In connection with the merger on June 15, 1995 of Abex, Inc. ("Abex"), currently known as Mafco Consolidated, and a wholly owned subsidiary of Mafco Holdings (the "Abex Merger") and the related transfer (the "Transfer") to a subsidiary of Mafco Consolidated of substantially all of Abex's consolidated assets and liabilities with the remainder being retained by the Company, the Company, a subsidiary of Abex, Pneumo Abex and PCTI entered into a Transfer Agreement (the "Transfer Agreement"). The Transfer Agreement provides for appropriate transfer, indemnification and tax sharing arrangements, in a manner consistent with applicable law and existing contractual arrangements.

     The Transfer Agreement requires such subsidiary of Mafco Consolidated to undertake certain administrative and funding obligations with respect to certain asbestos claims and other liabilities retained by the Company. The Company will be obligated to make reimbursement for the amounts so funded only when amounts are received by the Company under related indemnification and insurance arrangements. Such administrative and funding obligations would be terminated as to asbestos products claims in the case of a bankruptcy of Pneumo Abex or the Company or of certain other events affecting the availability of coverage for such claims from third party indemnitors and insurers. The Transfer Agreement further provides that Mafco Consolidated will indemnify the Company with respect to all environmental matters associated with Abex's former operations to the extent not paid by third party indemnitors or insurers, other than the operations relating to the Company's aerospace business which was sold to Parker Hannifin Corporation in April 1996. The Transfer Agreement also provides for certain funding, indemnification and cooperation arrangements between the Company and such subsidiary of Mafco Consolidated in respect of certain liabilities which may arise under the Employee Retirement Income Security Act of 1974 in respect of the sale of Abex Friction Products in 1994.

COMPANY  REGISTRATION RIGHTS AGREEMENTS

     In connection with the Abex Merger, Mafco Consolidated and the Company entered into a registration rights agreement (the "Company/Mafco Consolidated Registration Rights Agreement") providing Mafco Consolidated with the right to require the Company to use its best efforts to register under the Securities Act of 1933, as amended (the "Securities Act"), and the securities or blue sky laws of any jurisdiction designated by Mafco Consolidated all or a portion of the issued and outstanding Common Stock, if any, retained (the "Retained Shares") by Mafco Consolidated in the Abex Merger (the "Registrable Shares"). Such demand rights are subject to the conditions that the Company is not required to (i) effect a demand registration more than once in any 12 month period, (ii) effect more than one demand registration with respect to the Retained Shares, or (iii) file a registration statement during periods (not to exceed three months) (a) when the Company is contemplating a public offering, (b) when the Company is in possession of certain material non-public information, or (c) when audited financial statements are not available and their inclusion in a registration statement is required. In addition, and subject to certain conditions described in the Company/Mafco Consolidated Registration Rights Agreement, if at any time the Company proposes to register under the Securities Act an offering of Common

Stock or any other class of equity securities, then Mafco Consolidated will have the right to require the Company to use its best efforts to effect the registration under the Securities Act and the securities or blue sky laws of any jurisdiction designated by Mafco Consolidated of all or a portion of the Registrable Shares as designated by Mafco Consolidated. The Company is responsible for all expenses relating to the performance of, or compliance with, the Company/Mafco Consolidated Registration Rights Agreement except that Mafco Consolidated is responsible for underwriters' discounts and selling commissions with respect to the Registrable Shares being sold. In subsequent amendments to the Company/Mafco Consolidated Registration Rights Agreement, the Company has agreed that shares of Common Stock acquired from time to time by Mafco Consolidated will be treated as "Registrable Shares."

     In connection with the Panavision Acquisition, the Company and PX Holding entered into a Registration Rights Agreement dated as of April 19, 2001 pursuant to which PX Holding and certain transferees of Common Stock and Series B Preferred Stock (collectively, "Registrable Shares") held by PX Holding (the "Holders") have the right to require the Company to register all or part of the Registrable Shares owned by such Holders under the Securities Act of 1933 (a "Demand Registration"). The Company may postpone giving effect to a Demand Registration for up to a period of 30 days if the Company's Board of Directors believes such registration might have a material adverse effect on any plan or proposal by the Company with respect to any financing, acquisition, recapitalization, reorganization or other material transaction, or if the Company is in possession of material non-public information that, if publicly disclosed, could result in a material disruption of a major corporate development or transaction then pending or in progress or in other material adverse consequences to the Company. In addition, the Holders will have the right to participate in registrations by the Company of its equity securities (an "Incidental Registration") subject, however, to certain rights in favor of the Company to reduce, or eliminate entirely, the number of Registrable Shares the Holders have requested to be registered in an Incidental Registration. The Company will pay all out-of-pocket expenses incurred in connection with a Demand Registration or an Incidental Registration, except for underwriting discounts and commissions attributable to the Registrable Shares sold by such Holders and the fees of any counsel retained by holders in connection with any Demand or Incidental Registration.

AFFILIATE PAYMENTS

     The Company paid a subsidiary of Mafco Holdings $820,000 to reimburse to it a portion of Mr. Maher's salary and bonus expense in 2000 representing time devoted by him to the affairs of the Company. The Company received from a subsidiary of Mafco Holdings $100,000 to reimburse to it a portion of Mr. Hanson's salary expense in 2000 representing time devoted by him to the affairs of such subsidiary of Mafco Holdings.

                             ADDITIONAL INFORMATION

     The Company will make available a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and any Quarterly Reports on Form 10-Q filed thereafter, without charge, upon written request to the Secretary, M & F Worldwide, 35 East 62nd Street, New York, New York 10021. Each such request must set forth a good faith representation that, as of the Record Date, March 26, 2001, the person making the request was a beneficial owner of Common Stock entitled to vote. In order to ensure timely delivery of such documents prior to the Annual Meeting, any request should be received by the Company promptly.

     The Company currently expects that the 2002 Annual Meeting of Stockholders will be held on May 16, 2002.

                              STOCKHOLDER PROPOSALS

     Under Rule 14a-8 of the SEC as currently in effect, any holder of at least $2,000 in market value of Common Stock who has held such securities for at least one year and who desires to have a proposal presented in the Company's proxy material for use in connection with the Annual Meeting of stockholders to be held in 2002 must transmit that proposal (along with his or her name, address, the number of shares of Common Stock that he or she holds of record or beneficially, the dates upon which the securities were acquired, documentary support for a claim of beneficial ownership and a statement of willingness to hold such Common Stock through the date of the 2002 meeting) in writing as set forth below. Proposals of stockholders intended to be presented at the next annual meeting must be received by the Secretary, M & F Worldwide Corp., 35 East 62nd Street, New York, New York 10021, not later than November 30, 2001. In order for proposals of stockholders made outside of Rule 14a-8 under the Exchange Act to be considered "timely" within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Secretary at the above address by April 17, 2002. The Company's By-laws require that proposals of stockholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the By-laws, not later than April 17, 2002 and not earlier than March 18, 2002.

                                 OTHER BUSINESS

     The Company knows of no other matters which may come before the annual meeting. However, if any such matters properly come before the meeting, the individuals named in the proxies will vote on such matters in accordance with their best judgment.


April 20, 2001


                                            By Order of the Board of Directors

                                            M & F WORLDWIDE CORP.

                                                                         ANNEX A

                                           As approved by the Board of Directors
                                                                    May 18, 2000

                              M & F WORLDWIDE CORP.

                         CHARTER OF THE AUDIT COMMITTEE

Organization

     This charter governs the operations of the audit committee. The committee shall obtain the approval of the board of directors for this charter and shall review and reassess the charter at least annually. The committee shall be appointed by the board of directors and shall consist of at least three directors, each of whom is independent of management and the Company. Members of the committee shall be considered independent if they have no relationship with management or the Company that may interfere (or give the appearance of interfering) with the exercise of the responsibilities of the Audit Committee. All committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the committee, and at least one member shall have accounting or related financial management expertise.

Statement of Policy

     The audit committee shall provide assistance to the board of directors in fulfilling its oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication among the committee, the independent auditors and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and to retain outside counsel or other experts to assist the Committee in carrying out its responsibilities. Although so empowered, however, the Committee shall not have a duty to conduct investigations, resolve disagreements between management and the independent auditors or assure compliance with law or conformity with the Company's legal compliance and ethics programs.

Responsibilities and Processes

     The primary responsibility of the audit committee is to oversee the Company's financial reporting process on behalf of the board of directors and report the results of its activities to the board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

     The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

     1. The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board of directors and the audit committee, as representatives of the Company's shareholders. The committee shall have the authority and responsibility to evaluate and, where appropriate, recommend to the board appointment or replacement of the independent auditors. The committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the board the selection of the Company's independent auditors, subject to shareholder approval.

     2. The committee shall discuss with the independent auditors the overall scope and plans for their audit including the adequacy of staffing and compensation. Also, the committee shall discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk and legal and ethical compliance programs. Further, the committee shall meet separately with the independent auditors, with and without management present, to discuss the results of their examinations.

     3. The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's quarterly report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

     4. The committee shall review with management and the independent auditors the financial statements to be included in the Company's annual report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including its judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

--------------------------------------------------------------------------------

PROXY                         M & F WORLDWIDE CORP.
                                  COMMON STOCK
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 FOR ANNUAL MEETING TO BE HELD ON MAY 17, 2001

         The undersigned appoints Glenn P. Dickes, Barry F. Schwartz and Todd J. Slotkin, and each of them, attorneys and proxies, each with power of substitution, to vote all shares of Common Stock of M & F Worldwide Corp. ("MFW") that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of MFW to be held on May 17, 2001 on the proposals set forth on the reverse side hereof and on such other matters as may properly come before the meeting and any adjournments or postponements thereof.

         THE PROXY HOLDERS WILL VOTE THE SHARES REPRESENTED BY THIS PROXY IN THE MANNER INDICATED ON THE REVERSE SIDE HEREOF. UNLESS A CONTRARY DIRECTION IS INDICATED, THE PROXY HOLDERS WILL VOTE SUCH SHARES "FOR" ELECTION OF THE PERSONS NOMINATED AS DIRECTORS BY THE BOARD OF DIRECTORS AND "FOR" PROPOSAL 2 AND "AGAINST" PROPOSAL 3. IF ANY FURTHER MATTERS PROPERLY COME BEFORE THE ANNUAL MEETING, IT IS THE INTENTION OF THE PERSONS NAMED ABOVE TO VOTE SUCH PROXIES IN ACCORDANCE WITH THEIR BEST JUDGMENT.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                                                                     -----------
                                                                     SEE REVERSE
                                                                        SIDE
                                                                     -----------
--------------------------------------------------------------------------------

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                             M & F WORLDWIDE CORP.

                                  MAY 17, 2001



                Please Detach and Mail in the Envelope Provided

--------------------------------------------------------------------------------

   ---  PLEASE MARK YOUR
A   X   VOTES AS IN THIS
   ---  EXAMPLE.

                                                                     WITHHOLD
                                                                    AUTHORITY
                                                     FOR            to vote for
                                                all nominees       all nominees

1.  To elect as directors of M & F Worldwide
    Corp. for terms expiring in 2004 and until       [ ]                [ ]
    their successors are duly elected and
    qualified.

Withhold for the following only: (Write the name of the nominee(s) in the space below.)


--------------------------------------------------------


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL:


NOMINEES:

    Ronald O. Perelman

    Theo W. Folz

    Ed Gregory Hookstratten

    Bruce Slovin


                                                   FOR      AGAINST    ABSTAIN

2.  To ratify the appointment of Ernst & Young     [ ]        [ ]        [ ]
    LLP as independent certified public
    accountants of M & F Worldwide Corp. for
    2001.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                        AGAINST THE FOLLOWING PROPOSAL:

3.  To approve a stockholder proposal.             [ ]        [ ]        [ ]

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or Any adjournments thereof.


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED
ENVELOPE.


SIGNATURE                                                      DATE
         -----------------------------------------------------      ------------

NOTE: Please sign exactly as name appears hereon. If a joint account, each joint owner must sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.
--------------------------------------------------------------------------------